Exhibit 10.13

To:	Holders of Restricted Stock Unit Awards Granted by Apple Inc.

From:	Apple Stock

Date:	August 26, 2014

Re:	Amendment of Awards – Acceleration on Death; Disability Calculation

The Compensation Committee is pleased to amend the treatment of your outstanding and unvested restricted stock units (“RSUs”) upon your death or disability to provide greater financial security for you and your beneficiaries during a difficult time.

The amendments to the RSU awards are described below and take effect immediately. The Compensation Committee expects to include these terms in all awards going forward.

Except as expressly set forth below, this letter does not modify any other terms of your awards. The existing vesting and other provisions remain in effect.

Please contact stock@apple.com if you have any questions about any of the matters covered in this letter.

Time-Based Awards

If you hold time-based RSUs, your awards are amended to provide for full accelerated vesting at the time of your death. The awards are also amended to provide for additional vesting if you terminate employment due to disability. “Time-based” RSUs are the most common awards granted by Apple. They only require employees to remain employed by Apple or its subsidiaries through each vesting date in order to receive the shares.

Previously, if an employee with outstanding time-based RSUs died or terminated employment due to disability, only a pro-rata portion of the RSUs related to the next vesting date would have vested. The remaining unvested RSUs were cancelled. This pro-rata calculation was based on the number of whole calendar months in the vesting period.

The Compensation Committee hereby amends your time-based RSUs to provide that all of your RSUs vest in full if you are employed by Apple or its subsidiaries at the time of your death. In addition, if you terminate employment due to disability, the number of time-based RSUs that vest will be calculated based on the number of days you were employed by Apple or its subsidiaries, not the number of whole calendar months, in the applicable vesting period. This revised calculation will typically result in the vesting of additional RSUs upon a termination of employment due to disability.

Performance-Based Awards

If you hold performance-based awards, your awards are amended to provide for additional vesting at the time of your death or termination of employment due to disability.

Previously, if an employee with performance-based awards died or terminated employment due to disability, a pro-rata portion of the RSUs related to the next vesting date would have vested. The remaining unvested RSUs were cancelled. Depending on the specific award terms, this pro-rata calculation was determined based either on the period between the grant date and the end of the performance period or the period between the preceding vesting date and the next vesting date, and it was based on the number of whole calendar months in the applicable period.

The Compensation Committee hereby amends your performance-based awards to provide that, if you die or terminate employment due to disability while employed by Apple or its subsidiaries, the fraction used to determine the number of shares that vest will be calculated based on the total number of days in any performance period then in progress. The fraction will be determined by subtracting the number of days remaining in the performance period on the termination date from the total number of days in the performance period, and dividing the result by the total number of days in the performance period. The shares continue to vest at the end of the performance period, based on actual performance. This revised calculation will typically result in the vesting of additional shares upon a termination of employment due to death or disability.